                                                               EXHIBIT 4(c)

                          GDC Enviro-Solutions, Inc.
                              822 Neosho Avenue
                         Baton Rouge, Louisiana 70802


                                           ___________, 1997


                    Re:  Loan to GDC Enviro-Solutions, Inc.
                         ----------------------------------

Gentlemen:

         This letter agreement (the "Agreement") will confirm our understanding and agreement with respect to the loan (the "Loan") in the principal amount of $_________________ to be made by you (the "Lender") to the undersigned, GDC Enviro-Solutions, Inc., a Louisiana corporation (the "Company"), and is entered into in order to induce you to make the Loan. In consideration therefor, we agree as follows:

         1. The Loan will be evidenced by a promissory note of the Company, dated the date hereof (the "Note") payable to the order of the Lender, in the principal amount of $_______________, bearing interest at the rate of fourteen (14%) percent per annum. Principal and accrued interest on the Note shall be payable in full on December 15, 1997 (the "Maturity Date"). If this Note is not paid in full on or before the Maturity Date, interest on such Note shall accrue at the rate of eighteen (18%) percent per annum until paid in full.

         2. The Loan will be disbursed in immediately available funds by wire transfer to the Company or its designees at the account(s) specified in writing by the Company or its attorneys.

         3. (a) In consideration for and as a condition to the Lender making the Loan hereunder, the Company agrees to pay and issue to the Lender (i) a loan origination fee in the amount of $_______________ (10% of the principal amount of the loan), payable on the Maturity Date (or sooner pursuant to Section 7(b)) and (ii) Series AA Warrants, issuable at the closing of the Loan, to acquire ___________ shares of the Company's Common Stock (15,000 shares per $100,000 principal amount of Loan) at an exercise price of $2.25 per share.

              (b) In the event the Loan is not paid in full on or before the date specified below, the Company shall pay to the Lender on the Maturity Date (or sooner pursuant to Section 7(b) below), the following fees as reasonable compensation to Lender:

        Date                       Fee
        ----                       ---
        July 1, 1997               _______ (5% of loan amt)

        December 15, 1997          _______ (5% of loan amt)

        4. In the event the Company fails to pay the Note in full on or before the Maturity Date, the Lender shall have the right to convert the principal amount in default, as well as any accrued interest thereon, into common stock of the GDC Group, Inc. ("Common Stock"). Such conversion, which shall be in lieu of the Lender's right to seek repayment of any amount converted, shall be at a conversion price equal to forty percent (40%) of the average of the Market Prices (as hereinafter defined) of the Common Stock during the thirty (30) business days immediately preceding the date of Lender's written notice to the Company exercising its conversion option hereunder; provided, however, that in no event may the conversion price be less than $1.00 per share.

             As used herein, the market price per share ("Market Price") at any date shall be the price of the Common Stock on such date which shall be:

             (a) if the principal trading market for the Common Stock is NASDAQ NMS, NASDAQ Small Cap, OTC Bulletin Board, or a national securities exchange or admitted to unlisted trading privileges on such exchange, the last reported sale price (or closing price if there is no last reported sale price) of the Common Stock on such market or exchange on the measuring date; or

             (b) if the Common Stock is not quoted on any of the foregoing markets or exchanges (or admitted to unlisted trading privileges), or if there is no reported last sale price or closing price of the Common Stock on such market or exchange on the applicable measuring date, the high closing bid as reported on the "pink sheets" by the National Daily Quotation Bureau, Inc., or, if unavailable, the most recent last sale price, closing price, or high bid price, as the case may be, available prior to the measuring date.

         5.  The Loan shall be unsecured.

         6. The Lender shall have no obligation to make the Loan unless and until all legal matters relating to the Loan shall be reasonably satisfactory to counsel for the Lender.

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         7.   Representations, Warranties, and Covenants of the Company.  The
              ---------------------------------------------------------
Company represents, warrants, and covenants to the Lender as follows:

              (a) The Agreement and the Note have been duly executed by it, have been duly authorized by all necessary corporate action on the part of the Company, constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms, and do not violate any of the terms of the Company's articles of incorporation or by-laws. The execution, delivery and performance of the Agreement and the Note do not and will not breach or result in a default under any agreement, note, indenture or instrument to which the Company is a party; provided, however, that the consent of FINOVA Capital Corporation ("FINOVA"), the Company's senior lender, is required under the terms of its loan agreement with the Company. The Company has disclosed to FINOVA the Company's short-term financial needs and its plans to do bridge financings, and intends to formally request FINOVA's consent to the Loan and the Other Loans within thirty days after the date hereof. A portion of the proceeds of the Loan and/or the Other Loans is being applied to pay amounts currently in default under the FINOVA loan and, therefore, the Company anticipates that FINOVA will deliver its consent to the Loan. However, if FINOVA fails to give its consent (or waiver), then the making of the Loan and the Other Loans would constitute a default under the FINOVA loan.

              (b) The Company shall make a mandatory prepayment of all outstanding principal and accrued interest on the Loan in the event GDC Group, Inc. and/or any of its subsidiaries, closes one or more public or private offerings of debt or equity securities resulting in aggregate gross proceeds of at least $6,000,000 (exclusive of refinancings of the Company's existing credit facilities with FINOVA and Coast Business Credit). The Company shall give to the Lender prompt notice of the closing of a transaction described herein and the prepayment obligation shall be due as soon as practicable following the closing but in no event more than ten days following such closing. In addition, in the event of a mandatory prepayment hereunder, the loan origination fee payable pursuant to Section 3(a) and any amount actually due to the Lender pursuant to
Section 3(b) above (due to the failure to repay the Loan on or before the date specified therein) shall be accelerated and due and payable together with the mandatory prepayment hereunder. The payment shall be accompanied by the Company's written calculation of the amount payable to the Lender hereunder.

             (c) The Company and the Lender acknowledge and agree that any and all pre-payments made hereunder shall be made on a pro-rata basis with other loans being made concurrently herewith, aggregating (together with this Loan) not more than

$1,500,000 (the "Other Loans"). The Company shall not make any payments under the Other Loan unless it makes a proportionate payment under the Loan hereunder concurrently therewith.

               (d) The Company will use the net proceeds of the Loan and the Other Loans to pay costs and expenses related to the offering and amounts past due or currently due (i) under loans to the Company and (ii) to vendors in connection with the Company's projects.

               (e) The Company will provide the Lender with management prepared quarterly consolidated financial statements of GDC Group, Inc. within 45 days of the end of each fiscal quarter, 90 days in the case of the fourth fiscal quarter. In addition, the Company shall provide the Lender all information reasonably requested regarding the Company and provide the Lender reasonable access to all the Company's books and records in the event the Lender is contemplating conversion of this Note.

          8.   Representations and Warranties of the Lender.  The Lender
               --------------------------------------------
represents and warrants to the Company as follows:

               (a) The Lender has received, read, and understands the Information Statement of GDC Group, Inc. and its subsidiaries dated February 5, 1997 which includes recent business developments and risk factors (the "Information Statement"). The Lender has been advised by the Company that the Information Statement contains important information about the Company and its operations, which updates certain material in the Confidential Private Placement Memorandum of GDC Group, Inc. (f/k/a DK Industries, Inc.) dated August 8, 1996, as supplemented on September 25, 1996 and October 28, 1996 (the "Memorandum"). The Lender acknowledges (i) having received a copy of the Memorandum (in connection with this offering or a prior offering of GDC Group, Inc.) and (ii) having read all of the risk factors therein (as updated by the Information Statement).

               (b) The Lender has had such opportunity to ask questions of, and to receive answers from, the Company, or an agent of the Company, concerning the terms and conditions of the investment and the business and affairs of the Company, and to verify such information, as the Lender considers necessary or advisable in order to form a decision concerning an investment in the Company.

               (c) The Note is being acquired for investment for the Lender's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. The Lender understands that neither (i) the Note and the Common Stock issuable upon conversion of the Note nor (ii) the Series AA Warrants and the Common Stock issuable upon conversion thereof,

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has been registered under the Securities Act of 1933, as amended (the
"Securities Act"), or any state securities laws by reason of the contemplated issuance in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the Lender. The Lender further understands that the Note may not be transferred or resold without the approval of the Company and its counsel, which consent shall not be unreasonably withheld.

              (d) The Lender's principal residence is located in the State of
________.

              (e) The Lender is able to bear the loss of the entire investment of the Note without any material adverse effect on the Lender's financial position or prospects, and the Lender has such knowledge and experience of financial and business matters to be capable of evaluating the merits and risks of the investment to be made pursuant to the Agreement.

              (f) The Lender hereby acknowledges its understanding that First Equity Capital Securities, Inc. ("First Equity") will receive a commission on this transaction equal to 10% of the gross proceeds, payable by the Company. The Lender further acknowledges that principals or affiliates of First Equity have advised the Company that they intend to invest in this offering.

              (g)  The Lender is (check all that apply):

              ____ (i) A natural person whose individual net worth (assets less liabilities), or joint net worth with his or her spouse, exceeds $1,000,000.



              ____ (ii)    A natural person whose individual income was in
                           excess of $200,000, or whose joint income with his or her spouse was in excess of $300,000, in each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

              ____ (iii)   A bank, insurance company, registered investment
                           company, business development company, small business investment company, or employee benefit plan .


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              ____ (iv)    A savings and loan association, credit union, or
                           similar financial institution, or a registered broker or dealer.

              ____ (v)     A private business development company.

              ____ (vi)    An organization described in Section 501(c) (3) of
                           the Internal Revenue Code with assets in excess of $5,000,000.

              ____ (vii)   A corporation, Massachusetts or similar business
                           trust, or partnership with assets in excess of $5,000,000.

              ____ (viii)  A trust with assets in excess of $5,000,000.

              ____ (ix)    A director or an executive officer of the Company.

              ____ (x) An entity in which all of the equity owners are accredited investors.

              ____ (xi)    A self-directed IRA, Keogh, or similar plan of which
                           the individual directing the investments qualifies as an "accredited investor" under one or more of items
                           (i)-(x), above. Also check which of item(s) (i)-(x) applies to such plan.

              (h) The Lender agrees to treat the Information Statement and the other information received pursuant to Section 8(a) hereof as confidential material and not to disseminate such information without the permission of the Company. The Lender further acknowledges that certain of the information provided by the Company to the Lender constitutes material non-public information and that the Lender may not purchase or sell securities of GDC Group, Inc. based on such information (other than in transactions with GDC Group, Inc.)

              (i) Limited Power of Attorney.  The Lender does hereby make,
                  -------------------------
constitute and appoint Harry C. Conger, President and Chief Executive Officer of the Company and James Muzzy, Vice President of GDC Group, Inc., and each of them acting severally, true and lawful attorney for the Lender and in his name, place and stead, with full power to do and perform all and every action that the Lender may do through an attorney in fact and every proper power necessary to carry out, but solely to carry out, the

                                      -6-
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execution and delivery to GDC Group, Inc. on the Lender's behalf of the Warrant
Agreement and the Registration Rights Agreement being delivered in connection with the Loan.

          The Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, may not be amended, modified or waived except in writing, signed by the party against whom such amendment, modification or waiver is sought to be enforced making specific reference to the Agreement, shall be binding upon the Company and inure to the benefit of the Lender and its respective successors, assigns, heirs and legal representatives.

          The provisions of the Agreement are severable and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in the Agreement in any jurisdiction.

          Each of the persons signing below represents to the Lender that he has full power and authority to execute and deliver this Letter Agreement and the Note on behalf of the Company.

                                                  Very truly yours,

                                                  GDC Enviro-Solutions, Inc.


                                                  By:___________________________
                                                     Harry Conger, Chief
                                                        Executive Officer

Accepted and Agreed:

LENDER:


___________________________

THE LENDER ACKNOWLEDGES BEING ADVISED OF AND READING IN THE INFORMATION STATEMENT ABOUT RISK FACTORS AND RECENT EVENTS WHICH HAVE HAD A MATERIAL ADVERSE EFFECT ON THE COMPANY AND COULD ADVERSELY EFFECT ITS CURRENT OPERATIONS AND FUTURE PROSPECTS


________________________
Lender

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